Exhibit 99.1

DayStar Technologies, Inc. (DSTI) Acquires $15 Million of Salamon Group Inc.'s (SLMU) Debt

(Marketwire - Jul 10, 2012) - DayStar Technologies, Inc. (NASDAQ: DSTI) announced the purchase of $15,000,000 of debt from Salamon Group, Inc. (OTCQB: SLMU) (PINKSHEETS: SLMU)

Terms of the debt will not change and are based on the original terms and conditions committed to by Salamon Group, Inc. Under the terms of the purchase DayStar will assume the position of Senior creditor of Salamon Group.

For further information about this release contact William Nalley, The Orsay Groupe, Inc., # 305-515-8077 and/or email: info@orsaygroupe.com.

About DayStar Technologies, Inc. (DSTI)

DayStar Technologies, Inc. is a leader in CIGS thin film deposition technology for the development of solar photovoltaic products based on its technology. Information, visit the DayStar website, http://www.daystartech.com.

About Salamon Group, Inc.

Salamon Group, Inc., through its Sunlogics Power Fund Management Inc. division, is a solar energy project company specializing in the construction management and acquisition of renewable energy power projects. Sunlogics Power also looks to acquire assets and other companies in the solar and renewable energy space that are a strategic fit. Sunlogics Power is also a project-acquiring partner of Sunlogics Plc and its Subsidiary as well as other third party project developers, http://www.sunlogicspowerfund.com.